Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2021, relating to the financial statements and financial highlights of Innovator IBD® 50 ETF, Innovator IBD® Breakout Opportunities ETF, Innovator Loup Frontier Tech ETF, Innovator S&P Investment Grade Preferred ETF and Innovator Laddered Allocation Power Buffer ETF™ (formerly known as Innovator Laddered Fund of U.S. Equity Power Buffer ETFs™), each a series of Innovator ETFs Trust, for the year ended October 31, 2021, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 28, 2022